                                  EXHIBIT 5.1

June 18, 2001

Asyst Technologies, Inc.
48761 Kato Road
Fremont, California 94538

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Asyst Technologies, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of by certain shareholders up to 451,264 shares of the Company common stock, with no par value (the "Common Stock"), originally issued pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 22, 2001, among the Company, Gem Acquisition Corp., GW Associates, Inc. and John S. Ghiselli.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Articles of Incorporation and Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock to be offered pursuant to the Registration Statement and related Prospectus have been validly issued and are fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ James C. Kitch
   ---------------------
      James C. Kitch

                                      23.